Exhibit 99.1

March 26, 2004

Dear Stockholder:

I am writing to inform you that we will resume our Dividend Reinvestment and Stock Purchase Plan.  The Plan provides a convenient and economical method by which you may increase your ownership of  AvalonBay common stock. Enclosed is a Prospectus that describes the terms of the Plan and contains  other information about AvalonBay and the risks of an investment in AvalonBay's common stock.

All holders of record of shares of AvalonBay's common stock and preferred stock are eligible to  participate in the Plan. Therefore, if you are the beneficial owner of shares of common stock or  preferred stock registered in the name of a broker, bank or other nominee, then you must contact the  nominee and make arrangements to either participate through the nominee or become the holder of  record by having all or a portion of your shares transferred into your name.

If you elect to participate in the Plan, you may elect to do either or both of the following:

•                  have all or a portion of your cash dividends automatically reinvested in additional shares of common stock;

•                  invest optional cash payments in additional shares of common stock.

Common stock acquired through the Plan will generally be purchased at a price equal to the last  reported sale price for a share of common stock as reported on the New York Stock Exchange on the  applicable investment date. Please read the enclosed Prospectus for more information regarding the  determination of the price of common stock purchased through the Plan.

Participation in the plan is voluntary, and you may begin or terminate participation at any time within  the limits described in the enclosed Prospectus. If you do not wish to participate in the Plan, you will  continue to receive dividends when they are paid. Please note that you must re-enroll in the Plan even if  you participated in the Plan in prior years before it was suspended.

The terms of the Plan are presented in an easy-to-read question-and-answer format in the enclosed  Prospectus, including how to enroll on page 12. The Prospectus provides information about AvalonBay  and the Plan, which you should review carefully before making any investment decision under the Plan.  Please read the enclosed Prospectus carefully and consider the risks and benefits to you of participating  in the Plan. You should also retain a copy of the Prospectus in your records for future reference.

We will open the Plan beginning with the dividends paid on AvalonBay's common stock in respect of  the second quarter of 2004, which we anticipate paying on July 15, 2004 to stockholders of record as of  July 1, 2004. If you wish to have dividends from that quarter reinvested pursuant to the Plan, you must  complete and return the enclosed authorization form for receipt by Wachovia Bank, N.A. at least one  business day before the record date for those dividends.

We appreciate your interest in AvalonBay.

Sincerely,

/s/ Bryce Blair
Bryce Blair
Chief Executive Officer and President